Exhibit 10.1

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE is made this 17th day of April, 2017, by and between Kenneth E. Avery (“Employee”), and Bojangles’ Restaurants, Inc., a Delaware corporation (the “Company”).

WHEREAS, Employee has been employed by the Company and its affiliates as Senior Vice President and Chief Operating Officer;

WHEREAS, Employee and the Company entered into an Amended and Restated Severance Agreement, effective as of April 27, 2011 (the “Severance Agreement”), which amended and restated in its entirety that certain Severance Agreement dated November 28, 2007 (the “Original Agreement”);

WHEREAS, the Company hereby gives notice that the Severance Agreement will not renew and is terminated, except as to paragraphs 4 and 5, which shall survive the termination and expiration of the Severance Agreement;

WHEREAS, Employee’s employment with the Company and its affiliates terminated on April 17, 2017 (the “Separation Date”);

WHEREAS, Employee and the Company desire to terminate their employment relationship in an amicable and definitive manner and to and resolve any and all matters arising out of such employment;

WHEREAS, the Company, in exchange for the covenants and release contained herein, has agreed to provide Employee with certain additional compensation which it is not otherwise obligated to provide.

NOW, THEREFORE, in consideration of the execution of this Agreement and Release, and for other good and valuable consideration, the parties hereto agree as follows:

1.   Salary and Other Compensation. The Company will pay to Employee his currently effective base salary payments due and payable during the term of employment through and including April 17, 2017. Employee acknowledges and agrees that he is not entitled to any additional compensation, salary, severance, bonus, allowance, commission, vacation pay, or other payment or benefit from the Company except as specifically set forth in this Agreement and Release.

2.   Special Exit Package. As consideration for this Agreement and Release, the Company will pay Employee severance equal to 105% of the greatest amount of Employee’s base pay and bonuses received in any one of the three years preceding the Separation Date (a total of $531,030.06) (hereinafter referred to as “Special Exit Package”). The Special Exit Package will be payable in bi-weekly installments pursuant to the Company’s usual payroll practices, and, in compliance with Section 409A of the Internal Revenue Code, no payments under this Agreement and Release shall be made to the Employee before the earlier of the date which is six months after the Separation Date or the date of Employee’s death; provided that any such payments that would otherwise have been made to Employee under this Agreement and Release during such period shall be accumulated without interest and paid to Employee on the earlier of such dates. As such, payment of the first half of the Special Exit Package, in the amount of $265,515.03, shall be made to Employee or his estate, as applicable, at the time of the first regularly scheduled pay day after the earlier of the date which is six months after the Separation Date or the date of Employee’s death. The balance of the Special Exit Package, in an amount equal to $265,515.03, shall be paid to Employee or his estate, as applicable, in equal installments over a period of six months, in accordance with the Company’s normal payroll practices, beginning with the first regularly scheduled pay day after the first half of the Special Exit Package is paid to Employee. Except as provided under paragraphs 1 and 2 of the Agreement and Release, Employee shall receive no other salary, compensation, or payment from the Company.

3.   Employee Benefits. Employee shall have the right to elect whatever group health plan continuation coverage to which he and his dependents are entitled pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, 26 U.S.C. § 490B et seq. (“COBRA”).

4.   Adequacy of Consideration. Employee understands that the Special Exit Package provided hereunder by the Company is discretionary in nature, is not an admission of liability, and constitutes adequate consideration for the Agreement and Release.

5.   Return of Property. The Company has returned to Employee all of his personal effects and property in the Company’s possession or control. Employee will return to the Company all property of the Company (including, but not limited to, Company computers, Company cell phone, all keys and access cards to the Company’s offices, all Company credit cards, and all documents, records and equipment) which are in Employee’s possession or control, including all copies and summaries of any of the Company’s confidential or proprietary information.

6.   Release. As a material inducement to the Company to provide the Special Exit Package described above in paragraph 2, Employee, for himself and his heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever releases and discharges the Company and its predecessors, successors, parents, affiliates, and assigns, and their respective directors, officers, shareholders, trustees, benefits plans, administrators, employees, representatives and agents from any and all actual or potential claims, demands, actions, causes of action or liabilities of any kind or nature, whether known or unknown, including, but not limited to, all claims related to or arising out of his employment with the Company, whether based on tort, contract (express or implied) or any federal, state or local law, statute or regulation, including, but not limited to: (i) the Age Discrimination in Employment Act, 29

U.S.C. § 621 et seq.; (ii) the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; (iii) the Family and Medical Leave Act, 29 U.S.C. § 2611 et seq.; (iv) race, color, religion, sex, or national origin discrimination under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended; (iv) the Civil Rights Act of 1866, as amended, 42 U.S.C. § 1981 et seq.; (vi) the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; (vii) the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq.; (viii) the North Carolina Equal Employment Practices Act, N.C. Gen. Stat. § 143-422.2, Handicapped Persons Protection Act, N.C. Gen. Stat. § 168A-3, and Retaliatory Employment Discrimination Act, N.C. Gen. Stat. §§ 95-240 et seq., or similar state law or local ordinance; and (ix) any other claims for breach of contract, personal injury, compensatory or punitive damages or attorney’s fees. (This release does not apply to claims that may arise after the date this Agreement and Release is executed, or to Employee’s rights, under the Company’s Nonqualified Deferred Compensation Plan).

7.   Covenant Not to Sue and Complete Bar. Employee agrees that he will not assert a claim released above against any of the parties released above in paragraph 6. Employee further agrees that the parties released above in paragraph 6 may plead this Agreement and Release as a complete bar to any action or suit before any court or administrative body with respect to any claim released herein.

8.   Confidentiality. Employee agrees to keep the fact and terms of this Agreement and Release in strict confidence. Employee agrees not to disclose this document, its contents, or subject matter to any person other than his spouse (if applicable), attorney, accountant or income tax preparer. Furthermore, to the extent Employee is permitted to disclose and does disclose such information, he agrees to require, and he warrants, that the person receiving such information will maintain its confidentiality. Employee warrants and represents that from the time of his receipt of this document (or any prior drafts) through his execution of this Agreement and Release, he has not breached the confidentiality provisions of this Agreement and Release. This provision shall not prohibit either party from providing information regarding this matter to any court or regulatory body in response to a lawful request for such information or prohibit either party from disclosing such information to the extent required by law.

9.   No Admission of Liability. Employee understands and agrees that the Company admits no liability with respect to any claim related to or arising out of the termination of his employment or any other matters.

10. Post-Employment Covenants. Employee acknowledges and agrees that paragraphs 4 (Confidential Information) and 5 (Restrictive Covenants) of the Severance Agreement shall remain in full force and effect.

11. Nondisparagement. Employee promises that he will not make critical, negative or disparaging remarks about the Company and its affiliates, or their officers, directors, employees or representatives, including but not limited to comments about any of their products, services, or business or employment practices. The Company will use reasonable efforts to cause its current officers not to make critical, negative or disparaging remarks about Employee.

12. Cooperation. Employee agrees that, on appropriate advance notice, he will, if so requested by the Company, provide assistance or information related to any employment or business dispute involving the Company and will freely cooperate and assist the Company or its affiliates in good faith and to the best of his ability. In connection with such assistance, the Company will reimburse Employee for all reasonable out-of-pocket expenses reasonably incurred by him in the fulfillment of this provision, upon receipt from Employee of documentation supporting such out-of-pocket expenses.

13. Resignation as Officer. Employee resigns as Senior Vice President and Chief Operating Officer of the Company and its affiliates, effective as of the Separation Date.

14. Stock Options. After his execution of this Agreement and Release and the expiration of the seven-day revocation period referred to in paragraph 19 and any applicable blackout period under the Bojangles’, Inc. Insider Trading Policy, Employee may exercise the vested portion of any options previously issued to him to purchase shares of common stock, subject to and pursuant to the restrictions, terms and conditions of the Bojangles’, Inc. Amended and Restated 2011 Equity Incentive Plan, the Nonqualified Stock Option Award Agreement between Employee and BHI Holding Corp. (now Bojangles’, Inc.) dated April 17, 2012, the Nonqualified Stock Option Award Agreement between Employee and BHI Holding Corp. (now Bojangles’, Inc.) dated February 7, 2014, the Memorandum of June 5, 2015 to Optionees regarding Stock Split – Adjustments to Your Stock Options, and the Bojangles’, Inc. Insider Trading Policy. Employee acknowledges and agrees that he will at all times comply with all trading restrictions set forth in the Bojangles’, Inc. Insider Trading Policy applicable to Covered Persons (as defined therein) or if he is in possession or aware of material, nonpublic information about Bojangles’, Inc. or the Company. Notwithstanding anything herein to the contrary, any and all unvested equity-based awards previously granted to Employee shall be forfeited as of the Separation Date.

15. Section 409A Compliance. The Company and Employee intend that any amounts or benefits payable or provided under this Agreement and Release comply with the provisions of Section 409A of the Internal Revenue Code and the treasury regulations relating thereto so as not to subject Employee to the payment of the tax, interest and any tax penalty which may be imposed under

Section 409A. The provisions of this Agreement and Release shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in Employee being subject to payment of tax, interest and tax penalty under Section 409A, the Company and Employee agree to amend this Agreement and Release or the timing of payments hereunder in a manner that brings this Agreement and Release into compliance with Section 409A. Any payments provided or payable pursuant to paragraph 2 of this Agreement and Release shall be paid or provided only after a termination of Employee’s employment that constitutes a Separation from Service within the meaning of Treasury Regulation Section 1.409A-1(h). Employee’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall be considered a separate and distinct payment for purposes of Section 409A.

16. Entire Agreement. This Agreement and Release supersedes the Severance Agreement and the Original Agreement (except for paragraphs 4 and 5 of the Severance Agreement which shall remain in full force and effect), contains the entire agreement between the parties, and may be modified only in a writing executed in the same manner as the original Agreement and Release; and no agreements, representations, or statements of any party not contained herein shall be binding on such party.

17. Enforcement. Either party shall have the right specifically to enforce this Agreement and Release, except for provisions which subsequently may be held invalid or unenforceable, and/or obtain money damages for its breach, including reasonable attorneys’ fees. Further, in the event of a breach by Employee of this Agreement and Release, including but not limited to paragraph 10 as it incorporates paragraphs 4 and 5 of the Severance Agreement, and upon the Company providing prior written notification of such breach to Employee, the Company may cease or suspend any payments remaining in the Special Exit Package.

18. Controlling Law. This Agreement and Release shall be governed by and construed in accordance with the laws of the state of North Carolina, as they are applied to contracts made and to be wholly performed in this state, regardless of choice of law principles to the contrary. In addition, Employee consents to the jurisdiction of any North Carolina court over any claims arising under or relating to this Agreement and Release.

19. Acknowledgments.

a.   Employee represents that he has carefully read and fully understands all the provisions of this Agreement and Release, that he is entering into this Agreement and Release voluntarily, and that he has been advised to consult with an attorney of his choice and at his expense before executing it.

b.   Employee acknowledges that he was given a period of at least twenty-one (21) days from his receipt of this Agreement and Release to consider its terms before executing it.

c.   Employee shall have seven (7) days after his execution of this Agreement and Release in which to revoke his acceptance, and this Agreement and Release shall not become effective or enforceable until the revocation period has expired. If this Agreement and Release is not revoked by Employee during the seven (7) day period, it shall be deemed accepted.

[Signature Page(s) Follow]

NOW, THEREFORE, Employee and the Company have executed this Agreement and Release, freely and voluntarily, as of the date first written above.

/s/ Kenneth E. Avery
Kenneth E. Avery

Bojangles’ Restaurants, Inc.

By:	/s/ Laura Roberts
Name: Laura Roberts
Title: Vice President, General Counsel

Execution Date: 5-5-17

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